Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-291270 and 333-277289 on Form S-3 and Registration Statement Nos. 333-286728, 333-270840, 333-232545, 333-177026, 333-169436 and 333-53774 on Form S-8 of our reports dated February 20, 2026, relating to the consolidated financial statements of Global Payments Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Atlanta, Georgia

February 20, 2026